SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2004

PORTAL SOFTWARE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-25829	77-0369737
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10200 South De Anza Boulevard, Cupertino, CA	95014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 572-2000

None

(Former name or former address, if changed since last report)

Item 5. Other Events.

On February 18, 2004, the Registrant’s Board of Directors approved the separation of the responsibilities of the Chairman of the Board and Chief Executive Officer. The Board elected Dr. Richard Moran as the non-executive Chairman of the Portal Software Board. John Little, Portal’s founder and CEO, will remain on the board of directors, and his management responsibilities as CEO of Portal Software remain unchanged.

“Portal is committed to good corporate governance,” said John Little, Portal’s founder and CEO. “Our goal is to continue to successfully sell, deliver and implement total solutions for our customers. This move enables me to dedicate 100 percent of my time to what I enjoy the most—spending time with our customers and helping them achieve their goals using our solutions.”

“Rich Moran’s experience as a former partner with Accenture is an asset to Portal,” continued Little. “The management team and I are excited to be working with Rich in his new role. We believe that this change will enable the management team to focus on serving customers and executing against our strategy. ”

Dr. Richard Moran, a Portal board member since last year, is a former Media and Entertainment partner at Accenture, Inc. and a Ph.D. in organizational behavior. Dr. Moran is a nationally recognized expert in implementing organizational change through shaping high-performance work cultures and harnessing the power of people and technology. He has orchestrated and implemented major corporate methodologies driving rapid growth for companies within technology and other industries. Dr. Moran is also a respected author of numerous national best-selling business books and a board member of several educational and philanthropic organizations.

More information about Portal Software, its Board of Directors, and its management team, can be found on www.portal.com.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTAL SOFTWARE, INC.

Date: March 17, 2004	By:	/s/ HOWARD A. BAIN III
	Name:	Howard A. Bain III
	Title:	Senior Vice President and Chief Financial Officer